April 23rd, 2013

Dear 3DIcon Shareholders,

With this letter I would like to update you on the progress 3DIcon Corporation (the “Company”, “3DIcon”, “we”, “us” or “our”) has made over the last seven weeks, as well as some of the near term goals for the Company moving forward. You last heard from us on these subjects in our public filings and in my last Technology Update letter to shareholders that as posted on our website on March 5th, 2013.

CSPACE® DEVELOPMENT PROGRESS

As you may recall from my March 5th, 2013 letter, we began developing the third and final laboratory prototype for our CSpace® volumetric 3D display technology, Lab Proto 3, in November of 2012 after successfully completing our second-generation laboratory prototype.

The primary goal for Lab Proto 3 is to develop the capability to build larger image chambers of different sizes. We call this capability our scalable image chamber “system”. That system will consist of both materials and a fabrication process to actually create image chambers. The secondary goals for Lab Proto 3 are to create an even larger and higher resolution laboratory prototype that makes use of this new scalable image chamber system and our new Z-axis scanning system. Lab Proto 3 should enable us to more credibly engage with potential customers and provide the necessary data in support of proposals we intend to present to prospective customers. The goal of such presentations would be to explore opportunities to develop application specific customer funded prototypes. We plan to use the first of these application specific prototypes to demonstrate CSpace® to other prospective customers.

Since November of 2012, our technical team has been focused on the development of two key building blocks required to complete Lab Proto 3. The first building block is the new Z-axis scanning system that creates “slices” or virtual projection screens that move through the image chamber to enable multiple 2D images to be projected over time resulting in a full 3D image. I am very happy to inform you that we have recently completed the new Z-axis scanning system and, as expected, it has significantly improved overall system efficiency. As a result, we now have more than enough brightness to support a larger image chamber. Because we believe that this new scanning system is so unique and that it works so well, we are applying for a patent.

The second building block is the scalable image chamber system. Since November of 2012, our technical team has been identifying, qualifying and evaluating samples of the materials that will comprise the scalable image chamber. These materials include phosphors that will be mixed into different types of plastic, as well as special types of glass that incorporate phosphor functionality. I am also happy to report that we have identified a special type of glass that exhibits unexpectedly good performance and we plan to use this glass for the initial Lab Proto 3 image chamber. We are currently in discussion with the organization that provided us with a sample of that glass about fabrication options for a larger image chamber that would meet the goals for Lab Proto 3.

3DICON CORPORATION

6804 S. Canton Ave., Suite 150 • Tulsa, OK 74136

(918) 494-0505 • FAX (918) 494-0513 • www.3dicon.net

STATE OF OKLAHOMA GRANT PROPOSAL

On April 10th we submitted a proposal to the Oklahoma Center for the Advancement of Science and Technology (OCAST) for commercialization funding for our CSpace® volumetric 3D display technology. This is our second commercialization proposal to OCAST. The last proposal was successful and we used the proceeds from that grant to provide part of the funding for the development of Lab Proto 2. This second proposal included a 15 page technical development plan plus a 10 page commercialization plan that included a CSpace® revenue forecast. If this second proposal is also successful, we plan to use the proceeds to fund part of the development cost for our first product platform. This most recent proposal involves the collaboration with and the support of several organizations for both technical development and business development (customer and supply chain). As part of this proposal we have secured letters of commitment and support from key organizations that include:

•	The University of Oklahoma
•	SRI International
•	Raytheon Space and Airborne Systems
•	Advanced Research Chemical

GLASSES-FREE FLAT SCREEN 3D PROGRESS

As you may recall from my March 5th, 2013 letter, the Company still intends to pursue a glasses-free flat screen 3D strategy in addition to our CSpace® technical and business development efforts. We remain convinced that there is a great opportunity in the digital signage market for glasses-free flat screen 3D displays bundled with great 3D content.

In order for the Company to justify entry into the glasses-free flat screen 3D area, we must have a significant and sustainable competitive advantage in both 3D display “hardware” as well as 3D content. We originally felt that we could obtain that hardware advantage through the acquisition of a small 3D technology company. We now believe that the next generation glasses-free flat screen 3D technology for digital signage will be a cost reduced version of a new projection technology that is currently being developed by a few small companies. While this technology takes glasses-free 3D to a whole new level of performance, it is quite complex and therefore expensive. Since my March 5th, 2013 letter, 3DIcon filed a patent for what we believe to be a fundamentally new way of implementing this technology that significantly reduces the complexity and therefore the cost. In order to validate the expected performance and cost savings, we plan to model and then prototype this new implementation after we have completed Lab Proto 3 (described above) and possibly sooner if our financing allows. Once we have validated this new implementation and have secured the necessary financing, we plan to aggressively enter the digital signage market.

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SUMMARY

As we hope you can tell from the above update, we are making excellent progress toward the commercialization of our CSpace volumetric 3D display while at the same time improving our competitive position through innovation and patent protection for our anticipated entry into the digital signage market. As your CEO, I ask for your continued support as we continue to make progress on multiple fronts and as we endeavor to secure the financing necessary to fully execute both strategies and build the company that you, our shareholders, expect from your management team.

Sincerely,

/s/ Mark Willner

Mark Willner

CEO

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3D Icon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should, " "expect, " "plan, " "anticipate, " "believe, " "estimate, " "predict, "potential" or "continue, " the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3Dlcon, or any other person, that such forward looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place

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